Tianli Agritech, Inc. Appoints Crowe Horwath as Independent Registered Public Accounting Firm

WUHAN CITY, CHINA—June 7, 2011 - Tianli Agritech, Inc. (NASDAQ: OINK) ("Tianli" or "the Company"), a leading producer of breeder hogs and market hogs based in Wuhan City, China, announced today that the Audit Committee of its Board of Directors has appointed Crowe Horwath (Hong Kong) CPA Limited (“Crowe Horwath”) as the Company's independent registered public accounting firm effective  June 7, 2011.

On June 2, 2011, the Board of Directors of the Company terminated the engagement of Sherb & Co., LLP as the independent registered public accounting firm of the Company.  The dismissal of Sherb & Co., LLP did not result from any dissatisfaction with the quality of professional services rendered by Sherb or disagreements with Sherb on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures.

Crowe Horwath will review Tianli’s 2011 second and third quarter’s unaudited financial statements, followed by the audit of the Company’s financial statements for the 2011 fiscal year.

Ms. Hanying Li, the Chairwoman of Tianli, stated, "The Company’s growth and expansion strategy led the Audit Committee to select Crowe Horwath as the Company's new public accounting firm.  Crowe Horwath is a member of a worldwide Top 10 accounting network and has extensive knowledge of emerging market companies listed in the US.   Based on the discussions we have had with Crowe Horwath, we look forward to a strong working relationship with the firm, and their insights on our financial reporting and controls."

About Tianli Agritech, Inc.

Tianli Agritech, Inc. is in the business of breeding, raising and selling hogs in the People's Republic of China. The Company is focused on growing healthy hogs for sale for breeding and meat purposes. The Company conducts genetic, breeding and nutrition research to steadily improve its production capabilities. For more information about the Company, please visit http://www.tianli-china.com.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the Company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contacts:
Tianli Agritech, Inc.
Mr. Kuni Qiao
Executive Assistant
Phone: 86-151-0113-7061
Email: executiveassistant01@tianli-china.com
Web: http://www.tianli-china.com

Ms. Zoe Guo
US Representative
Phone: (818)-640-5616
Email: zoe@tianli-usa.com
Web: http://www.tianli-china.com

Investor Relations
John Mattio, SVP
HC International, Inc.
Phone: (212) 730-7130
Email: john.mattio@hcinternational.net
Web: http://www.hcinternational.net